BNC Bancorp, Inc.

Executive Incentive Program

Document Date: July 25, 2013

This document is a summary of the Executive Incentive Program and is not a formal legal document.

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BNC Bancorp Executive Incentive Program

Introduction

BNC Bancorp, Inc., Bank of North Carolina (collectively, the (“Company”) are committed to rewarding key executives for their contributions to the Company’s success and BNC Bank, a division of Bank of North Carolina. Through the BNC Bancorp Executive Incentive Program (the “Program”), participants may earn cash and equity awards based on meeting or exceeding Company goals. The Program is part of a total compensation package which includes base salary, annual incentives, long-term incentives and benefits. The Program is designed to:

▪	Focus executives on building a strong foundation for success and long-term sustainability.

▪	Recognize and reward achievement of the Company’s business goals.

▪	Focus executives’ attention on key business metrics.

▪	Motivate and reward superior performance.

▪	Attract and retain talent needed for the Company’s success.

▪	Be competitive with the market.

▪	Encourage teamwork and collaboration.

▪	Ensure incentives are appropriately risk-balanced.

▪	Be straightforward and easy to communicate.

Effective Date, Plan and Administrator

The Program is effective January 1, 2013. Awards of cash (through performance units) and equity under the Program are issued pursuant to the BNC Bancorp 2013 Omnibus Stock Incentive Plan. The Program Administrator is the Compensation Committee (the “Committee”) of the Board of Directors.

Performance Period / Program Year

The performance period is January 1st through December 31st (the “Program Year”).

Participation and Eligibility

The Committee determines the participation of the top tier named executive officer positions (CEO, President, and CFO). Other named executive officers are recommended by the CEO and approved by the Committee. Other executives may participate upon the approval of the CEO.

New employees must be employed by October 1st of the Program Year to be a participant and eligible for the year’s incentive.

Incentive Award Opportunities

Each participant is assigned an incentive award target, calculated as a percentage of base earnings. Base earnings refers to the average base salary as of January 1st through December 31st, excluding referral fees, commissions and any other previously paid performance compensation (“Base Earnings”). Award opportunities vary based on participant roles and are approved by the Committee at the beginning of the Program Year.

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Establishment of Performance Measures, Goals, Weightings and Definitions

Performance measures, goals, weightings and definitions are established at the beginning of the Program Year and approved by the Committee. For purposes of this Program, these terms have the following meanings:

Performance Measures – The criteria for which awards may be paid. Performance measures may be financial or non-financial. A non-exclusive listing of performance measures that may be considered by the Committee can be found in Section 1 (bb) of the BNC Bancorp 2013 Omnibus Stock Incentive Plan.

Goals – Identifies the specific results required to achieve a certain level of performance. Goals may be quantitative or qualitative. A threshold, target and superior goal is established for each performance measure as follows:

▪	Threshold – is the minimum level of performance for which an award is paid. If performance is below threshold, the payout is zero. Performance at threshold results in a payment equal to 50% of the targeted incentive opportunity.

▪	Target – is the expected level of performance. Performance at target results in a payment equal to 100% of the targeted incentive opportunity.

▪	Superior – is considered outstanding performance. Performance at superior results in a payment equal to 150% of the participant’s targeted incentive opportunity, which is the highest amount to be paid under the Program.

Weightings – Weightings are used to differentiate the relative importance/priority of the performance measures. Each performance measure is weighted a minimum of 10%, and the total of all performance measures for a Program Year equals 100%.

Definitions – Each performance measure is described at the beginning of the Program Year. Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

The following schedules are attached to this Program document. Schedules A and B are approved by the Committee prior to the beginning of each performance period:

•	Schedule A: Participants and Incentive Award Opportunities
•	Schedule B: Company Performance Measures, Goals, Weightings and Definitions
•	Schedule C: Example Payout Calculation

Award Funding

A funding trigger is established for purposes of Section 162m of the Internal Revenue Code of 1986, as amended, and as may be amended from time to time in the future. The Program is funded at the Superior level if the Company has positive operating earnings for the Program Year. The incentive awards paid are then determined by the Committee using the performance measures selected for the Program Year. In other words, the funded amount is adjusted downwards to reflect actual performance.

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Award Payouts

An allocation between cash and the value for equity awards is determined at the beginning of the Program Year. The actual grant of equity occurs at the time of award payout. The type of equity award and award terms are also established by the Committee at the beginning of the Program Year.

At the end of the Program Year, actual performance is compared to the established goals. Performance between threshold and target and target and superior are interpolated for purposes of determining award payouts. Once amounts are determined for each Program participant, the allocation between cash and equity is applied, and a determination regarding the cash award and number of shares to be granted is approved by the Committee.

Awards will be paid within two and one half months following the end of the Program Year. Awards will be paid out as a percentage of a participant’s Base Earnings.

Awards paid in cash are considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes. Equity awards are taxed according to the withholding rules for the award type granted.

The employee must be employed on a full or part-time basis at the date of payment, unless retired, deceased or disabled. Participants on a performance improvement plan or who have an unsatisfactory performance rating at the time of payment are not eligible to receive an award.

New Hires, Reduced Work Schedules, Promotions and Transfers

New hires that meet the eligibility criteria and are hired prior to October 1st of the Program Year will receive a pro-rated award based on the number of full months worked during the Program Year. New hires employed by the Company on or after October 1st are not eligible to receive an award for the current Program Year.

Participants that are promoted or change roles that result in the participant becoming eligible or ineligible for an award, or participants who experience a change in incentive opportunity, will be paid out on a pro-rated basis using their status and the effective date of the promotion or role change. Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment

To encourage retention, a participant must be an active employee of the Company on the date the incentive award is paid to receive an award (please see exceptions for death, disability and retirement below.) Except as may be provided in any severance, change in control and/or employment agreement, participants who terminate employment during the Program Year, or who have given notice of resignation during the Program Year but before payout, are not eligible to receive an award payout.

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Death, Disability or Retirement

If a participant ceases to be employed by the Company due to disability, his/her incentive award for the Program Year will be pro-rated to the date of termination and paid in cash.

In the event of death, the Company will pay to the participant’s estate the pro rata portion of the incentive award that had been earned by the participant during his/her period of employment.  Amounts will be paid in cash.

Individuals who retire are eligible to receive an incentive paid in cash if they are actively employed through October 1st of the Program Year.

Administration

The Program is authorized by the Company’s Board of Directors and administered by the Committee. To ensure proper alignment with the BNC Bancorp’s business objectives, the Program will be reviewed annually by the Committee with any modifications to be approved by the Board of Directors. The Committee has the sole authority to interpret the Program and to make or nullify any rules and procedures, as necessary, for proper administration of the Program. Any determination by the Committee will be final and binding on all participants. The Committee retains the rights as described below to amend or modify the Program at any time.

Program Changes or Discontinuance

The Company has developed the Program on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this Program.

The Committee may, at its sole discretion, waive, change or amend the Program as it deems appropriate.

No Entitlement to Incentive Compensation

Each Program participant is eligible for a distribution under the Program only upon attainment of certain performance objectives defined under the Program and after the approval of the award by the Committee.

Participants Rights not Assignable

Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in this Program shall confer upon any employee any right to continued employment, nor does the Program affect the right of the Company to terminate a Program participant’s employment. Participation in the Program does not confer rights to participation in other Company programs or plans, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.

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Accounting Restatements

In the event that the Company is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Board of Directors), each participant shall reimburse the Company for part or the entire incentive award made to such participant on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under this BNC Bancorp Executive Incentive Program, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term participant means employees who are eligible to participate in the BNC Bancorp Executive Incentive Program. The Company may seek to reclaim incentives within a three-year period of the incentive payout.

Risk Mitigation

The Company seeks to appropriately balance risk with financial rewards in the Program design and implementation. The compensation arrangements in this Program are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Company.

Awards may be reduced or eliminated for credit quality and/or regulatory action. Unless the Committee deems otherwise, awards will not be paid, regardless of corporate or team/individual performance, if: 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action where the Committee considers it imprudent to provide awards under this Program, and/or 2) after a review of the Company’s credit quality measures the Committee considers it imprudent to provide awards under this Program.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Program or any questions as to the correct interpretation of any information contained therein, the Company's interpretation expressed by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by this Program to which the participant would otherwise be entitled will be revoked or if paid, the participant will be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability

Each provision in this Program is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

The Program and the awards and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of North Carolina.

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Program Approval

IN WITNESS WHEREOF, the parties have executed and approved the Program effective as of XXXXX, 2013.

__________________________

Chairman of the Board

__________________________

Chairman, Compensation Committee

This Program is proprietary and confidential to BNC Bancorp and its employees and should not be shared outside the organization other than as required by executive compensation reporting and disclosure requirements.

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Schedule A: Participants and Incentive Award Opportunities

Cash:	Paid no later than March 15, 2014
Equity:	Stock Award vested upon approval by the Compensation Committee for payment.

			Target Incentive Opportunity as a % of Base Salary
Name	Position	Base Earnings*	Cash %	Cash $	RS %	RS $	TDC
Rick Callicutt	CEO	$475,000	40.0%	$190,000	20.0%	$95,000	$760,000
David Spencer	CFO	$400,000	35.0%	$140,000	17.5%	$70,000	$610,000

* For purposes of the 2013 Program Year, their year-end base salary will be used to calculate awards regardless of promotions for Messrs. Callicutt and Spencer.

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Schedule B: Bank Performance Measures, Goals, Weightings and Definitions

Funding Trigger:

A funding trigger is established for purposes of Section 162m of the Internal Revenue Code of 1986, as amended, and as may be amended from time to time in the future. The Program is funded at the Superior level if the Company has positive operating earnings for the Program Year. The incentive awards paid are then determined by the Committee using the performance measures selected for the Program Year. In other words, the funded amount is adjusted downwards to reflect actual performance.

		Goals			Percentage of Target Incentive Paid
Performance Measures	Weight	Threshold	Target	Superior	Threshold	Target	Superior

Operating EPS	30%	$0.52	$0.65	$0.78	15.0%	30.0%	45.0%
Asset Growth	15%	4.69%	5.86%	7.03%	7.5%	15.0%	22.5%
Non-Performing Asset Ratio	15%	1.70%	1.50%	1.30%	7.5%	15.0%	22.5%
Qualitative Assessment	40%	Discretionary			20.0%	40.0%	60.0%

Grand Total	100%				50.0%	100.0%	150.0%

Definitions:

Operating EPS:	Net income available to common per GAAP plus fully tax effected expenses for one-time acquisition and/or capital raise expenses plus or minus fully tax effected gains or losses from securities not held in trading accounts or acquisitions divided by the weighted average of common shares outstanding for the period. Other fully tax effected one-time expenses or income will be added or deducted based on a mutual agreement of the compensation committee and the CEO and CFO.

Asset Growth:	Year end total assets less previous period total assets divided by previous year end total assets.

Non-Performing Asset Ratio:	Year end non-performing assets ("NPAs") from the legacy loan portfolio, excluding all covered assets, divided by total assets. NPAs from acquired entities that have not been in the IT converted system for at least 12 months are excluded from the calculation.

Qualitative Assessment:	A qualitative assessment of actions and results by the senior management team that support value creation for our shareholders, an enhanced customer experience, employee satisfaction and greater safety and soundness. Primary components of this assessment include: 1) quality of earnings, 2) performance against forecast 3) implementation of our strategic plan, 4) acquisitions made during the year, the integration and accretive results of past acquisitions, the actions by executives to bring quality M&A opportunities to the Board and results from organic growth initiatives, 5) reduction in total criticized/classified assets (including real estate owned) prior to accounting discounts, and 6) regulatory compliance and risk management results of the Bank. The assessment may consider but is not limited to the following: satisfactory exam ratings; resolution of key exam findings; actions and results taken by management to strengthen enterprise risk management such as information system integration, improved controls and processes.

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Schedule C: Example Payout Calculation

The following is an example of an award payout and the allocation between cash and equity. Assume that the funding trigger has been achieved.

Name	Example

Base Salary	$ 200,000
STI Opportunity	$ 50,000	25%

	Incentive		Performance Goals			Actual
Performance Measures	at Target	Weight	Threshold	Target	Superior	Performance		Payout

Operating EPS	$ 15,000	30%	$0.52	$0.65	$0.78	Target	$ 15,000	$15,000 x 100% = $15,000
Asset Growth	$ 7,500	15%	4.69%	5.86%	7.03%	Halfway between Threshold and Target (5.28%)	$ 5,625	$7,500 x 75% = $5,625
Non-Performing Assets	$ 7,500	15%	1.70%	1.50%	1.30%	Halfway between Target and Superior (1.40%)	$ 9,375	$7,500 x 125% = $9,375
Qualitative Assessment	$ 20,000	40%	Based on Compensation Committee Assessment			$22,500	$ 22,500	$22,500

Grand Total	$ 50,000	100%					$ 52,500

	$ Earned	Allocation
Total Earned	$52,500
Cash	$35,000	67%
Restricted Stock	$17,500	33%

Stock Price:	$12.00
Number of Shares (unadjusted)	1,458.33
Number of Shares (adjusted)	1,458.00
Residual	$4.00

Adjusted Cash	$35,004

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